EXHIBIT 99.1

Affymetrix Inc.
Media Contact:
Wes Conard
Director, Public Relations
408-731-5791

Investor Contact:
Doug Farrell
Vice President, Investor Relations
408-731-5285

Affymetrix Completes Acquisition of ParAllele BioScience

-- Companies combine their innovative technologies to enable advances in genomic discovery and delivery of new healthcare diagnostics --

SANTA CLARA, Calif., October 24, 2005 – Affymetrix Inc. (Nasdaq: AFFX) today announced the completion of its acquisition of privately held ParAllele BioScience, Inc., a provider of highly-scalable technology for comprehensive genetic studies. In connection with the completion of the acquisition, ParAllele stockholders will receive approximately $120.8 million in the form of approximately 2.29 million shares of Affymetrix common stock and $11.7 million in cash in exchange for all of their outstanding shares and the assumption of all of ParAllele’s stock options. The acquisition was approved by ParAllele stockholders on October 20, 2005 and was completed on October 21, 2005.

“The acquisition of ParAllele will significantly accelerate the delivery of next-generation products to the marketplace,” said Stephen P.A. Fodor, Ph.D., Founder, Chairman and Chief Executive Officer of Affymetrix. “ParAllele and Affymetrix’ innovative technologies will be combined to deliver new discovery products for basic research and a scalable platform for the delivery of healthcare diagnostics.”

The companies are already offering new genotyping products based on the ParAllele technology and will continue to leverage these capabilities to develop products for the expanding genetic studies market. With the completion of this transaction, Affymetrix is increasing its portfolio of products to include new 1,500 SNP custom assays and 20,000 non-synonymous coding SNP assays.

ParAllele was founded in October 2001 by a team of scientists from the Stanford Genome Technology Center. The founding team consisted of physicists, geneticists and technologists driven by a common desire to use cutting-edge technology to solve real-world problems in genetics. ParAllele has approximately 75 employees who will be joining Affymetrix.

About Affymetrix

Affymetrix scientists invented the world's first microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip(R) technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world's top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,300 systems have been shipped around the world and more than 3,000 peer-reviewed papers have been published using the technology. Affymetrix' patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyze the relationship between genetics and health. Headquartered in Santa Clara, Calif., Affymetrix has subsidiaries in Europe and Asia in addition to manufacturing facilities in Sacramento, Calif. and Bedford, Mass. The company has about 1000 employees worldwide. For more information about Affymetrix, please visit the company's website at www.Affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies," or the like. Such statements, including Affymetrix' expectations that the transaction will accelerate product development and commercialization and drive microarray sales, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected. These risks and uncertainties include, but are not limited to: (i) the inability of Affymetrix to successfully integrate ParAllele's business into its existing business in a timely and non-disruptive manner; (ii) the inability of Affymetrix to achieve expected synergies from the transaction, including revenue synergies; (iii) difficulty in retaining ParAllele's employees following the transaction; (iv) unexpected costs and charges associated with the acquisition, including the write-off of intangible assets; and (v) other risks described in Affymetrix' Form 10-K for the year ended December 31, 2004 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods as well as Affymetrix' registration statement on Form S-4 filed with the SEC containing a prospectus in connection with its acquisition of ParAllele. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

NOTE: Affymetrix, the Affymetrix logo, and GeneChip are registered trademarks owned or used by Affymetrix Inc.